AMENDMENT TO PARTICIPATION AGREEMENT

Between

THE ADVISORS’ INNER CIRCLE FUND II,

SEI INVESTMENTS DISTRIBUTION CO.,

FROST INVESTMENT ADVISORS, LLC,

AND

TALCOTT RESOLUTION LIFE INSURANCE COMPANY (formerly Hartford Life Insurance Company)

THIS AMENDMENT is made and entered into as of the 4th day of January, 2019 to amend the Retail Fund Participation Agreement dated as of February 4, 2010, as amended, by and between Talcott Resolution Life Insurance Company (“Talcott”), and The Advisors’ Inner Circle Fund II on behalf of the Frost Funds (hereinafter the “Fund”), SEI Investments Distribution Co. (hereinafter the “Underwriter”), and Frost Investment Advisors, LLC (hereinafter the “Adviser”) (the “Agreement”).

WHEREAS, the parties desire to amend the Agreement the Funds covered under the Agreement and to update Schedule B,

NOW, THEREFORE, the parties agree as follows:

1.              All references to Hartford Life Insurance Company shall be replaced with Talcott Resolution Life Insurance Company.

2.              Section 9.1 is hereby amended to replace the following information at the end of this section:

If to Talcott:

Massachusetts Mutual Life Insurance Company

As Administrator for Talcott Resolution Life Insurance Company

100 Bright Meadow Blvd. Enfield, Connecticut  06082

Attention: RS Fund Operations, MIP M200-INVST

Telephone: (860) 562-2470

Facsimile: (860) 562-2283

with a copy to:

Law Department, Retirement Services

Massachusetts Mutual Life Insurance Company

100 Bright Meadow Blvd.

Enfield, Connecticut 06082

3.              Schedule B of the Agreement shall be replaced by the attached Schedule B.

4.              This Amendment may be executed in counterparts, each of which shall be an original and both of which shall constitute one instrument. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

5.              The definition of any terms used herein shall be the same as the definition provided in the Agreement.

IN WITNESS HEREOF, the parties hereto have executed and delivered this Amendment effective as of the date first written above.

TALCOTT RESOLUTION LIFE
INSURANCE COMPANY		THE ADVISORS’ INNER CIRCLE FUND
By Massachusetts Mutual Life Insurance		II ON BEHALF OF FROST FUNDS
Company, Its Administrator

By:	[Redacted]	By:	[Redacted]
Name:	[Redacted]	Name:	[Redacted]
Title:	Senior Vice President	Title:	Vice President & Assistant Secretary
Date:	1/8/19	Date:	January 10, 2019

SEI INVESTMENT DISTRIBUTION CO.		FROST INVESTMENT ADVISORS, LLC

By:	/s/ Illegible	By:	[Redacted]
Name:	Illegible	Name:	[Redacted]
Title:	VP	Title:	President
Date:	1-9-19	Date:	1/9/19

SCHEDULE B

In consideration of the services provided by the Company, the Fund, the Underwriter and/or Adviser agrees to pay the Company an amount equal to the following basis points per annum on the average aggregate amount invested by the Company’s Separate Account(s) in each Portfolio under the Fund Participation Agreement, such amounts to be paid within 30 days of the end of each calendar quarter.

Portfolio	Service Fees	12b-l Fees	Administration Fees

All Frost Funds Investor Class Shares (Formerly, Class A Shares)	.20	.25	.20

All Frost Funds Institutional Class Shares	None	None	None